Exhibit 10.1

Aimmune Therapeutics, Inc.

8000 Marina Boulevard, Suite 300

Brisbane, CA 94005

December 19, 2019

Stephen G. Dilly, M.B.B.S., Ph.D.

8000 Marina Boulevard, Suite 300

Brisbane, California 94005

Dear Stephen:

As we have discussed, we are excited to offer you an extension to the term of your employment with Aimmune Therapeutics, Inc. (the “Company”) on the terms described in this letter. As you know, on November 5, 2017, you and the Company entered into a Transition and Separation Agreement that was amended in December 2018 and June 2019 (as so amended, the “Agreement”) under which you are employed as Special Advisor to the Company. Under the Agreement, as amended, your part-time employment with the Company is scheduled to end on December 31, 2019 (the “Employment End Date”). However, as we have discussed, we would like to extend the Planned Resignation Date to June 30, 2020. If you accept this extension, your current base salary will remain $12,000 per annum (your “Existing Salary”) and your outstanding equity awards continue to vest in accordance with their original terms.

If you are in agreement with the extension described in this letter, please indicate your acceptance of the terms of this letter by your signature below, and return it to me at your earliest convenience. Upon your signature to this letter, the Agreement will be deemed amended to reflect a Planned Resignation Date of June 30, 2020. All other terms and conditions of the Agreement will not be affected by this letter.

Sincerely,

AIMMUNE THERAPEUTICS, INC.

By:	/s/ Douglas T. Sheehy
Douglas T. Sheehy
General Counsel & Secretary

Accepted and Agreed:

/s/ Stephen G. Dilly
Stephen G. Dilly, M.B.B.S., Ph.D.

Date: 12/19/2019